Exhibit 10.20

150 Dan Road, Canton, Massachusetts 02021  •  Tel: 781-575-0775  •  www.organogenesis.com

March 4, 2015

Mr. Geoff MacKay

Dear Geoff:

1.                                      Separation of Employment.  We refer to your Amended and Restated Key Employee Agreement dated as of January 9, 2007 (the “Employee Agreement”) by and between you and Organogenesis Inc. (the “Company”).  You acknowledge that your employment with the Company terminated on December 8, 2014 (the “End Date”).

2.                                      Severance Benefits.  Subject to your execution of this Agreement, which includes a standard release of claims, and in exchange for the other mutual covenants set forth in this letter, the Company agrees to provide you with the following (the “Severance Benefits”):

(a)                                 (i) a lump sum payment of $172,244.73, payable within ten (10) days of the date of this Agreement, and (ii) thirteen (13) payments of $28,295.74, to be paid bi-weekly as part of the Company’s normal payroll practices with the first installment to be paid within fourteen (14) days of the date of this Agreement, in each case, less applicable withholdings and deductions, provided, however, that such payments shall be reduced dollar-for-dollar by the amount of salary, wages and consulting fees you earn during the nine month period immediately following the End Date (the “Severance Period”) in respect of your employment with, or the performance of paid consulting services as, an independent contractor for, any entity or person; and

(b)                                 continuation during the Severance Period of your medical, dental and life insurance benefits as in effect on the End Date, at the Company’s expense, which premiums will be paid by the Company directly to the insurer.

3.                                      COBRA.  You understand your legal right, pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) or its Massachusetts equivalent, after the End Date and upon timely completion of the appropriate forms, to continue at your own expense, your medical and dental insurance coverage.  You will receive information concerning your COBRA rights under separate cover.

4.                                      Transition Services.  During the Severance Period and subject to any obligations you may have to a current employer at the time, you will be required to provide to the Company reasonable transition services upon request (not to exceed ten (10) hours per month) and the Company will compensate you for any such transition services at a rate of $145 per hour.

5.                                      2013 Bonus.  We refer to the Agreement dated as of August 21, 2014 by and between you and the Company, which covers among other items, payment of your bonus for 2013 (the “Bonus Agreement”).  The Company and you acknowledge that Section 5 of the Bonus Agreement remains in full force and effect.

6.                                      Stock Options; Owned Shares.  The Company has granted you the following stock options (collectively, the “Stock Options”):  (a) a stock option granted February 22, 2010 exercisable for 210,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), at an exercise price of $3.45 per share; (b) a stock option granted July 24, 2013 exercisable for 940,000 shares of the Company’s Common Stock, at an exercise price of $2.00 per share; and (c) a stock option granted August 21, 2014 exercisable for 915,000 shares of the Company’s Common Stock, at an exercise price of $2.00 per share.  All vesting of the Stock Options ceased on the End Date.  You will have the right to exercise any vested Stock Options within the period of ninety (90) days after the End Date.  After such time, all un-exercised Stock Options shall be extinguished.  You acknowledge that the Stock Options are subject to the terms and conditions of the applicable stock option agreement with the Company that you signed and the Organogenesis Inc. Stock Incentive Plan.  Other than the Stock Options, you acknowledge and agree that you do not own, and have no other rights to, any equity of the Company or any of its subsidiaries.

7.                                      Pay and Benefits Acknowledgement.  You hereby acknowledge that on the End Date you received your final paycheck for all time worked for the Company, as well as all your accrued and unused vacation days, and that you were thereby paid in full all compensation that was due to you in connection with your employment with the Company with the exception of the specific financial consideration and other benefits described in paragraph 2 above.  You further acknowledge and understand that, except for the specific financial consideration and other benefits contained in this Agreement, you are not entitled to and shall not receive any additional compensation, consideration or benefits from the Company.  You acknowledge and agree that you will not be receiving any bonus with respect to 2014.

8.                                      Covenants.  You and the Company, as applicable, acknowledge and agree to the following:

(a)                                 You are obligated to return to the Company all Company documents, originals and copies, whether in hard or electronic form, and all Company property, including without limitation keys, access cards, computers, computer disks, pagers, phones, and credit cards.  You further confirm that you will permanently delete and expunge from any personal computer or other device utilized during your employment all Company documents, information and data, including but limited to the Company’s confidential information, and you agree, should it become necessary, to provide the Company access to your personal computer(s) and/or devices to verify that this deletion obligation has been met.

(b)                                 In connection with your employment with the Company, you have been using an automobile that the Company has been leasing pursuant to the Organogenesis Inc. Fleet Vehicle Safety Policy/Procedure Manual and Agreement (the “Vehicle Policy”).  The Company shall continue to pay the Company-sponsored portion of payments for such automobile until the first anniversary of the End Date, after which you shall be responsible for any and all payments associated with such automobile, provided, however, that such Company-sponsored payments shall cease immediately upon you starting employment with another entity or person.  You shall comply with the terms of the Vehicle Policy.

(c)                                  You remain bound by, and will continue to abide by, the Organogenesis Inc. Invention, Non-Disclosure and Non-Competition Agreement dated as of November 14, 2003 (the “IP Agreement”), the terms of which are incorporated by reference into this Agreement, in addition to any other obligations created by law requiring you to protect the Company’s trade secrets, and confidential and proprietary documents and information.  Without limiting the generality of the foregoing, you agree that until the second anniversary of the End Date, you will not participate as an owner, stockholder (other than ownership of up to 1% of the stock of a publicly-traded company), option holder, manager, agent, consultant, director, lender of money, guarantor, salesperson or employee of any of the companies and their affiliates listed on Exhibit B hereto.

(d)                                 You acknowledge that you owe the Company in aggregate principal amount $2,000,000, as evidenced by Secured Promissory Notes with the Company dated November 17, 2010 ($1,000,000), July 5, 2011 ($500,000) and July 3, 2012 ($500,000) (collectively, the “Promissory Notes”).  You agree to remain bound by, and will continue to abide by, the terms of the Promissory Notes and any pledge and security agreements with the Company entered into accordance with the Promissory Notes.  The Company agrees that if prior to the maturity of the Promissory Notes, the Company completes a Liquidity Event (as defined below), the Company shall forgive one-half of the then outstanding principal balance of the Promissory Notes, such forgiveness to be effective on the closing of such Liquidity Event (the “Forgiveness Date”), provided that any such forgiveness is conditioned on you paying to the Company on or before the Forgiveness Date (a) all accrued and unpaid interest on such forgiven principal balance of the Promissory Notes and (b) all income and employment tax withholding (e.g., federal, state, social security, Medicare) that the Company is required to pay as a result of such forgiveness.  For these purposes, “Liquidity Event” means the following:

(i) a merger or consolidation in which the Company is a constituent party, except any such merger or consolidation involving the Company in which equity interests of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity interests that represent, immediately following such merger or consolidation, at least a majority, by voting power of the equity interests of the surviving or resulting entity; (ii) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole; or (iii) a firm commitment underwritten public offering of the Company’s securities.

(e)                                  You will use your commercially reasonable efforts to keep confidential all information relating to this Agreement, including the financial consideration provided to you, unless you are required to disclose under applicable law or legal process or to enforce your rights under this Agreement.  You will use your commercially reasonable efforts not publicize or disclose such information to any person or entity, except an immediate family member, legal counsel or financial advisor, unless you are required to disclose under applicable law or legal process or to enforce your rights under this Agreement.

(f)                                   You have not initiated or caused to be initiated any regulatory investigation(s), enforcement proceeding(s), or civil or criminal claims against the Company before any state or federal court or administrative agency.

(g)                                  Effective on the End Date, you are deemed to have resigned any and all positions you may hold as an officer or director of the Company or any of its subsidiaries.

(h)                                 The Company agrees that you will continue to receive no less favorable directors’ and officers’ liability insurance coverage and indemnification rights under the Company’s governing documents than that applicable to any then-current officer or director of the Company.

9.                                      Non-Disparagement.

(a)                                 By signing this Agreement, you agree, and affirm your understanding that you will not make any statements, whether verbally or in writing (including in electronic communications), that are professionally or personally disparaging to the Company, its officers, members of its Board of Directors, managers or employees, its products, services, finances, financial condition, capability or any other aspect of the business of the Company.

(b)                                 By signing this Agreement, the Company agrees that its officers and the members of its Board of Directors will not make any statements, whether verbally or in writing (including in electronic communications), that are professionally or personally disparaging of you.

10.                               Release of Claims.  In exchange for the Severance Benefits described in paragraph 2 above, you agree to execute a general release and waiver of claims against the Company and its officers, directors, attorneys, employees, agents and representatives in the form attached as Exhibit A (the “Release”).  This release includes claims of age discrimination and all other claims relating to your hiring, employment or termination of employment.

11.                               Notices.  Any notices required to be given in connection with this Agreement not otherwise specified herein shall be given by certified mail or email to the Company as follows:

Ms. Houda Samaha

Director of Human Resources

Organogenesis Inc.

150 Dan Road

Canton, Massachusetts 02021

Email: hsamaha@organo.com

12.                               Understanding this Agreement.  Before signing this Agreement, you should take whatever steps you believe are necessary, including consulting with your own counsel, to ensure that you understand what you are signing, what benefits you are receiving and what rights you are giving up.

(a)                                 By signing this Agreement, you are acknowledging that you have read the Agreement carefully, and that you understand all of its terms.

(b)                                 You understand and acknowledge that, if you do not sign this Agreement, including the Release of Claims, you will not be receiving any Severance Benefits.

(c)                                  You understand that among other claims you are releasing in the Release of Claims are any claims against the Company alleging discrimination on the basis of age and claims for wages and/or overtime pay under Massachusetts law.

(d)                                 You are hereby advised and encouraged to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

(e)                                  You are being given twenty-one (21) days in which to consider this Agreement and whether to accept this Agreement (which may be waived by signing and returning this Agreement prior to the expiration of the 21-day period).  If you choose to accept this Agreement within that time, you are to sign and date below, sign the Release contained in Exhibit A, and return both to the Company.

(f)                                   Even after executing this Agreement, you have seven (7) days after signing to revoke this Agreement.  The Agreement will not be effective or enforceable and no Severance Benefits will be made until this seven (7) day period has expired.  In order to revoke your assent to this Agreement, you must, within seven (7) days after you sign this Agreement, deliver a written notice of rescission to the Company at the address noted above.  To be effective, the notice of rescission must be hand delivered, or postmarked with the seven (7) day period and sent by certified mail, return receipt requested, to the referenced address.

13.                               Entire Agreement.  You understand and agree that this Agreement constitutes the full extent of the Company’s commitment to you.  You further understand and agree that this Agreement supersedes any prior agreements between you and the Company, as well as all terms of the Employee Agreement (other than Section 7 of the Employee Agreement, which shall also apply to this Agreement and the Release), except to the extent those other agreements (including, without limitation the Vehicle Policy, the IP Agreement, the Bonus Agreement, the agreements covering the Stock Options, the Company’s Stock Incentive Plan, the Promissory Notes and the related pledge and security agreements) are specifically referenced herein and incorporated into this Agreement.  No changes to this Agreement will be valid unless reduced to writing and signed by you and the Company.

14.                               Choice of Law/Enforceability.  This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to its conflict of law principles.  The provisions of this letter are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

15.                               General.  By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand its terms and effects, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

16.                               Challenge to Validity of Agreement/Indemnification.  After the revocation period of seven (7) days described in paragraph 12 has expired, this Agreement and the Release contained therein shall be forever binding.  You acknowledge that you may hereafter discover facts not now known to you relating to your hire, employment or cessation of employment, and agree that this Agreement and the Release shall remain in effect notwithstanding any such discovery of any such facts.  You shall not bring a proceeding to challenge the validity of this Agreement and Release. Should you do so notwithstanding this paragraph 16, you will be required to pay back the Company all remuneration and benefits received pursuant to this Agreement.

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth above.

Very truly yours,

ORGANOGENESIS INC.

	By:	/s/ Albert Erani
Chairman of the Board,
Organogenesis Inc.

Confirmed and Agreed:

/s/ Geoff MacKay
Geoff MacKay

Dated: March 3, 2015

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

(INCLUDING AGE DISCRIMINATION IN EMPLOYMENT CLAIMS)

In consideration of the payments and benefits set forth in the March 3, 2015 letter agreement (the “Agreement,” to which this General Release and Waiver of Claims is attached), the terms of which Agreement shall survive this General Release and Waiver of Claims, I, Geoff MacKay, on behalf of my heirs, administrators, executors, representatives, attorneys, agents, insurers, and assigns (collectively, the “Releasors”), hereby fully, finally, irrevocably, unconditionally and voluntarily release and forever discharge Organogenesis Inc. (“Organogenesis”) and each of its present, former and future officers, directors, employees, agents, representatives, attorneys, insurers and assigns (collectively, the “Releasees”), jointly and individually, from any and all claims, suits, charges, complaints, contracts, covenants, promises, debts, losses, sums of money, obligations, demands, judgments or causes of action of any kind whatsoever, which the Releasors ever had, or now have, or hereafter can, shall or may have, arising from the beginning of the world to the date of the execution of this Release, whether known or unknown, in law or equity, in tort, contract, by statute, in common law, or on any other basis, whether federal, state, local or otherwise, in any case relating to claims arising out of or in any way related to my employment by Organogenesis including my hiring, or the termination of my employment, or any related matters including but not limited to claims arising under any Massachusetts or federal discrimination, fair employment practices or other related statute, regulation, or executive order including, but not limited to claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, and any other federal or state statutes, federal or state common law, or any other applicable federal, state or local law, statute, regulation or ordinance.

Notwithstanding the foregoing, nothing contained in this General Release and Waiver of Claims shall be construed to bar any claim by Releasors to enforce the terms of the Agreement, and does not preclude the filing of a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”), but Releasors will not be entitled to any monetary or other relief from the EEOC or from any federal or state Court as a result of litigation brought on the basis of or in connection with such charge.

I acknowledge that I have been advised to consult with an attorney before signing this Release, particularly the release of ADEA claims.  I acknowledge that Organogenesis has given me at least twenty-one (21) days to consider signing this Release.  I also acknowledge that, in signing this Release, I am not relying on any other statements or explanations made by Organogenesis.

This Release will become effective seven (7) days after it is signed.  I understand that I may revoke this Release within seven (7) days after it is signed, and that it shall not become effective until the expiration of the seven-day revocation period.  If I choose to revoke the Release, I understand that the Agreement, of which this Release is an essential part, will become null and void and that I will be required to repay to Organogenesis all consideration, if any, paid to me.

In witness whereof, I have caused this Release and Waiver of Claims to be executed and sealed this 4th day of March, 2015.

/s/ Geoff MacKay
Geoff MacKay

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TEI Biosciences

Celleration

Spiracur

Stratatech

Medline

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Smith & Nephew

Molnlycke Health Care

LifeNet Health

Alliqua Biomedical

Wright Medical

Derma Sciences

Arteriocyte